exhibit 99.5

CONSENT OF PIERRE LAMOND

two (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

[Signature Page Follows]

Date: March 4, 2021

By:	/s/ Pierre Lamond
Name: Pierre Lamond

[Signature Page to Consent of Pierre Lamond]